Exhibit 99.2

Announcing acquisition of HopFed Bancorp, Inc. January 7, 2019

Forward-Looking Statements Disclosure Certain statements contained in this presentation, which are not statements of historical fact, constitute forward-looking statements within the meaning of the Private Securities Litigation Reform Act of 1995. Such statements include, but are not limited to, certain plans, expectations, goals, projections, and benefits relating to the proposed merger between First Financial Corporation (“First Financial”) and HopFed Bancorp, Inc. (“HFBC”), which are subject to numerous assumptions, risks and uncertainties. Words such as ‘‘believes,’’ ‘‘anticipates,’’ “may,” “will,” “should,” “likely,” “expected,” “estimated,” ‘‘intends,’’ “future,” “plan,” “goal,” “seek,” “project,” and other similar expressions may identify forward-looking statements, but are not the exclusive means of identifying such statements. Please refer to each of First Financial’s and HFBC’s Annual Reports on Form 10-K for the year ended December 31, 2017, as well as their other filings with the Securities and Exchange Commission (“SEC”), for a more detailed discussion of risks, uncertainties, and factors that could cause actual results to differ from those discussed in the forward-looking statements. Forward-looking statements are not historical facts but instead express only management’s beliefs regarding future results or events, many of which, by their nature, are inherently uncertain and outside of management’s control. It is possible that actual results and outcomes may differ, possibly materially, from the anticipated results or outcomes indicated in these forward-looking statements. In addition to factors previously disclosed in reports filed by First Financial and HFBC with the SEC, risks and uncertainties for First Financial, HFBC, and the combined company include, but are not limited to: the possibility that any of the anticipated benefits of the proposed merger will not be realized or will not be realized within the expected time period; the risk that integration of HFBC’s operations with those of First Financial will be materially delayed or will be more costly or difficult than expected; the inability to close the proposed merger in a timely manner; the inability to complete the proposed merger due to the failure of HFBC’s stockholders to adopt the merger agreement; diversion of management's attention from ongoing business operations and opportunities; the failure to satisfy other conditions to completion of the proposed merger, including receipt of required regulatory and other approvals; the failure of the proposed merger to close for any other reason; the challenges of integrating and retaining key employees; the effect of the announcement of the proposed merger on First Financial’s, HFBC’s, or the combined company's respective customer relationships, operating results, or market price; the possibility that the proposed merger may be more expensive to complete than anticipated, including as a result of unexpected or unknown factors, events, or liabilities; potential litigation or regulatory action related to the proposed merger; and general competitive, economic, political and market conditions, and fluctuations. All forward-looking statements included in this presentation are made as of the date hereof and are based on information available at the time of the presentation. Except as required by law, neither First Financial nor HFBC assumes any obligation to update any forward-looking statement.

Important Additional Information About the Merger In connection with the proposed merger, First Financial intends to file a registration statement on Form S-4 with the SEC, which will include a proxy statement of HFBC and a prospectus of First Financial, and each party will file other documents regarding the proposed merger with the SEC. A definitive proxy statement/prospectus will also be sent to the HFBC stockholders entitled to vote at the special meeting relating to the proposed merger. Before making any voting or investment decision, HFBC stockholders are urged to carefully read the entire registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC, including any amendments or supplements thereto and any documents incorporated by reference therein, when they become available because they will contain important information about the proposed merger. The registration statement and proxy statement/prospectus and any other relevant documents filed with the SEC (when they become available) and any other documents filed by First Financial or HFBC with the SEC, may be obtained free of charge at the SEC’s website at www.sec.gov. In addition, these documents filed by First Financial may be obtained free of charge at the “Investor Relations” section of First Financial’s website at www.first-online.com and the documents filed by HFBC may be obtained free of charge at the “Investor Relations” section of HFBC’s website at www.bankwithheritage.com. Alternatively, these documents can be obtained free of charge from First Financial upon written request to First Financial Corporation, Attention: Rodger A. McHargue, Chief Financial Officer and Secretary, One First Financial Plaza, P.O. Box 540, Terre Haute, Indiana 47808 or by calling (812) 238-6000 or from HFBC upon written request to HopFed Bancorp, Inc., Attention: Michael Woolfolk, Secretary, P.O. Box 537, Hopkinsville, Kentucky 42241 or by calling (270) 887-8400. Proxy Solicitation First Financial, HFBC, and their directors, executive officers, and certain other persons may be deemed, under SEC rules, to be participants in the solicitation of proxies from HFBC’s stockholders in connection with the proposed merger. Information regarding the interests of such individuals in the proposed merger will be included in the registration statement and the proxy statement/prospectus when they become available. You may obtain information about First Financial’s executive officers and directors in First Financial’s definitive proxy statement for its 2018 annual meeting of shareholders, which was filed with the SEC on March 14, 2018. You may obtain information about HFBC’s executive officers and directors in HFBC’s definitive proxy statement for its 2018 annual meeting of stockholders, which was filed with the SEC on April 20, 2018. To the extent holdings of such participants in First Financial’s or HFBC’s respective securities are not reported, or have changed since the amounts described in the previously mentioned proxy statements, such changes have been reflected on Initial Statements of Beneficial Ownership on Form 3 or Statements of Change in Ownership on Form 4 filed with the SEC. Free copies of these documents may be obtained as described above. No Offer or Sale This presentation shall not constitute an offer to sell or the solicitation of an offer to buy securities nor shall there be any sale of securities in any jurisdiction in which such offer, solicitation or sale would be unlawful prior to registration or qualification under the securities laws of such jurisdiction. This presentation is also not a solicitation of any vote in any jurisdiction pursuant to the proposed merger or otherwise. No offer of securities or solicitation will be made except by means of a prospectus meeting the requirements of Section 10 of the Securities Act of 1933, as amended. This presentation is not a substitute for the proxy statement/prospectus that will be filed with the SEC.

Transaction Rationale

Strategic	Expand footprint into Southwestern Kentucky and Northwestern Tennessee Experienced management team with breadth of long-standing lending & depository relationships Deploy our non-lending products across HopFed's current footprint and clientele Opportunity to leverage excess capital in a financially attractive transaction Lays foundation for further potential expansion in Western and Central Kentucky
Markets	Enter 9 counties, with top 4 deposit market share in 8 of 9 Three loan production offices in the Nashville MSA provide low cost exposure to the rapidly growing Nashville Market Proximity to Nashville and Fort Campbell expected to provide stability for the foreseeable future
Financials	Significant earnings accretion expected: > 13% in 2020 TBV Dilution Earnback (Crossover Method[(1)]): approximately 3.8 years IRR: >20% anticipated
Risk Profile	Conservative and complimentary credit culture Extensive due diligence including review of approximately 40% of loan portfolio Line-item level analysis of non-interest expense to determine savings potential Similar customer-focus and corporate values further limit execution risk

(1) Crossover earn back method defined as the number of years for pro forma tangible book value per share to exceed projected standalone tangible book value per share.

Transaction Terms

Structure	HopFed Bancorp, Inc. (NASDAQ: HFBC) to be merged into First Financial Corporation (NASDAQ: THFF) Heritage Bank USA, Inc. to be merged into First Financial Bank, N.A. Tax-free reorganization at corporate level
Pricing & Consideration	Announced transaction value of $20.05 per share or $128.3 million (1) 50% Cash / 50% Common Stock Stockholder election of $21.00 cash or .444 shares of THFF common stock (subject to proration) Termination Fee: ~$5.1 million
Management	John Peck, President & CEO of HopFed Bancorp, Inc., will become a Market President Additional key personnel are anticipated to be retained
Required Approvals & Expected Close	Customary closing conditions, including, but not limited to, approval of HFBC Stockholders and receipt of regulatory approvals Expected close: 2nd quarter 2019
Transaction Multiples(2)	Price / TBVPS: 152% Price / YTD EPS (Annualized): 23.0x
Transaction Assumptions	30% Cost Savings $8.6 million Gross Loan Mark; $9.2 million in Transactions Costs

Sources: Definitive Agreement, Company Documents
(1) Based on THFF's closing price of $43.01 as of 01/04/2019
(2) Based on HopFed Bancorp, Inc. unaudited financials as of 9/30/2018

HopFed Bancorp, Inc.

Company Overview Q3 / 2018

Company Detail	Established in 1879 Headquartered in Hopkinsville, KY 18 branches and 3 LPOs across western Kentucky and Tennessee
Balance Sheet	Total Assets: $905 million Net Loans: $664 million Total Deposits: $727 million Gross Loans / Deposits: 92.0%
Capital & Credit	TCE / TA: 9.66% NPAs / Assets[(1)]: 0.59% NCOs / Average Loans: 0.09%
Annualized Profitability	ROAA: 0.55% ROAE: 5.65% Efficiency Ratio: 82.5% Net Interest Margin: 3.41% Cost of Total Deposits: 0.93%

Source: S&P Global Market Intelligence
(1) NPAs / Assets defined as nonaccrual loans + OREO divided by total assets

Pro Forma Branch Footprint


Illinois
Indiana
Kentucky
Tennessee
First Financial Bank, N.A.
Heritage Bank USA
HopFed Loan Production Offices

Thank You